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                                      EXHIBIT 23


                           INDEPENDENT ACCOUNTANTS' CONSENT


Securities and Exchange Commission
450 5th St. NW
Mail Stop 7-6
Washington, DC 20549

We consent to incorporation by reference in the Registration Statement on Form S-3D, pertaining to the Investors Real Estate Trust Dividend Reinvestment Plan of our report dated May 27, 1998, relating to the balance sheets of Investors Real Estate Trust as of April 30, 1998 and 1997 and the related statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1998, and the related schedules, which report appears in the April 30, 1998 Annual Report on Form 10-K of Investors Real Estate Trust, and to the reference to our firm under the heading "Experts" in the prospectus.


Brady, Martz & Associates, P.C.
24 Central Avenue West
Minot, ND 58701

November 9, 1998